                                                                EXHIBIT 2

                                                                EXECUTION

               SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT
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     SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT as amended and restated as of January 22, 1997, by and between SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC., a Delaware corporation (the "Company"), and BART S. BRODKIN ("Executive").

     WHEREAS, the Company and Executive entered into a Management Agreement dated as of September 25, 1995 (the "Initial Agreement"), which Initial Agreement was amended and restated pursuant to the terms of an Amended and Restated Management Agreement, dated as of May 8, 1996 (the "Amended and Restated Agreement"); and

     WHEREAS, the Company and Executive have agreed to enter into this Second Amended and Restated Management Agreement on the date hereof (the "Agreement") in order to amend certain provisions of the Amended and Restated Agreement.

     Accordingly, the Company and Executive agree that the Amended and Restated Agreement shall be amended and restated as follows:

     1.  Prior Management Agreement.  The Amended and Restated Agreement dated
         --------------------------
as of May 8, 1996 is hereby terminated and superseded in its entirety by this Agreement.

     2.  Employment.  Company agrees to employ Executive, and Executive accepts
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such employment by Company, upon the terms and conditions set forth in this
Agreement for the period beginning on the date hereof (the "Commencement Date") and ending upon termination pursuant to paragraph 2(d) hereof (the "Employment Period").

     (a) Salary and Benefits.   (i) During the Employment Period, Company will
         -------------------
pay Executive an initial base salary (the "Base Salary") from the date hereof for the duration of the Employment Period (subject to renewal as provided in
Section 2(d)) at a rate of $400,000 per annum. Executive's Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. Such Base Salary shall be payable on the regular payment dates set for payment of the Company's employee payroll. Executive's Base Salary will be subject to review and increase by the board of directors of Company (excluding Executive) (the "Board") on an annual basis beginning on January 1, 1998. During the Employment Period, Executive will be entitled to (x) a maximum of five weeks vacation and (y) participate in such benefit plans as are approved and established by the Board for senior management of the Company, including health, disability, insurance, pension, profit sharing or other employee benefit plans that the Board may establish from time to time in which Executive is otherwise eligible to participate. Executive shall also be entitled to receive (x) an allowance equal in amount to $2,000 per month for automobile and club expenses,
(y) such fringe benefits as are described on Exhibit A to this Agreement, and
                                             ---------
(z) such other benefits, payments, or allowances as the Board (or an appropriate committee of the Board) may from time to time make available to Executive.

     (ii) Executive shall be a participant in the Company's Annual Incentive Plan and shall be eligible for an annual award (a "Bonus") under such plan pursuant to the terms thereof.

     (b) Services.  (i) During the Employment Period, Executive will serve as
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President and Chief Executive Officer of Company, and shall serve in such positions of Company's Subsidiaries as designated by the Board. Executive shall have the normal duties, responsibilities, and authority of such offices, subject to (x) any limitations imposed by the by-laws of the Company and (y) the power of the Board to expand or limit such duties, responsibilities, and authority and to override actions of the Executive. Executive will devote his best efforts and substantially all of his business time to the business of Company and its Affiliates (except for reasonable periods of illness or other incapacity).

     (ii) Executive's principal office and place of employment shall be at the Company's principal executive offices located at 3220 East 26th Street, Vernon, California, 90023-4298, unless a different place is mutually agreed upon by the Board and the Executive. This paragraph 2(b)(ii) is a material part of this Agreement.

     (c) Business Expenses.  The Company shall reimburse Executive for all
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reasonable and necessary expenses incurred by him in connection with the performance of his duties and responsibilities pursuant to this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment, and other business expenses, subject to the Company's reasonable requirements with respect to reporting and documentation of such expenses.

     (d) Termination.  The Employment Period will be from the date hereof until
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December 31, 1999; provided, however, that such period will automatically be
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renewed for successive one year periods after such date unless Company or the
Executive give prior written notification of such termination to the other party, which notification shall be sent at least 90 days prior to the end of each one year period. In addition, the Employment Period will terminate on the first to occur of (i) Executive's death or Disability (as defined below), (ii) the date on which Executive is terminated for Cause (as defined below), or (iii) Executive's normal retirement at age 65 or older.

     (e) Severance Pay.  (i) In the event that Executive resigns for Good Reason
         -------------
or Executive's employment is terminated without Cause, so long as Executive is in compliance with paragraphs 3, 4, or 5 hereof, (A) Executive shall be entitled to continue to receive his Base Salary (as in effect on the Termination Date) through the remainder of the Employment Period (as in effect immediately prior to the Termination Date and without regard to the automatic extension provisions of Section 2(d) hereof) (the "Remaining Term"), and (B) the Company will maintain in full force and effect, for Executive's continued benefit, until the earlier of (x) the expiration of the Remaining Term, or (y) Executive's 65th birthday, all life, medical, and dental insurance programs in which Executive was entitled to participate, so long as his continued participation is possible under the general terms and provisions of such programs. The amounts payable pursuant to this paragraph 2(e)(i) in respect of Base Salary may be payable, at Executive's discretion, in one lump sum payment within 30 days following the Termination Date, which payment shall be equal to the present value (determined by using a discount rate equal to the prime rate of interest charged by Citibank, N.A. plus two percentage points) of the payments otherwise payable pursuant to this paragraph 2(e)(i).

     (ii) If Executive resigns (other than for Good Reason) or his employment is terminated by reason of his death, the Company will pay to Executive (A) his Base Salary in effect at such time through the Termination Date, and (B) severance in the amount of one year's Base Salary. In such event, the Company shall have no further obligations to Executive under this Agreement.

     (iii) In the event that Executive's employment is terminated for any other reason, Company will not be obligated to make any severance payments.

     (iv) Except as expressly set forth in this paragraph 2(e), Executive shall not be entitled to any other compensation or other payment or distribution after the Termination Date.

     (f) Change of Control. Notwithstanding anything in this paragraph 2 to the
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contrary, if the Company terminates Executive within thirty-six (36) months after the occurrence of a Change of Control (unless such termination is due to Executive's death or Retirement, or Executive's termination for Cause or Disability) or Executive resigns for Good Reason within 36 months after the occurrence of a Change of Control, then:

     (i) the Company shall pay to Executive, no later than 30 days following the Termination Date, the Executive's accrued but unpaid Base Salary through the Termination Date plus compensation for current and carried-over unused vacation and compensation days in accordance with the Company's personnel policy;

     (ii) in lieu of any further payments of Base Salary to the Executive after the Termination Date (including payments under paragraph 2(e)(i) hereof), the Company shall pay to Executive, not later than thirty (30) days following the Termination Date and notwithstanding any dispute between the Executive and the Company as to the payment to the Executive of any other amounts under this Agreement or otherwise, a lump sum severance payment (the "Severance Payment")
                                                           -----------------
equal to three (3) times an amount equal to the sum of (x) Executive's Base Salary in effect on the Termination Date and (y) Executive's Bonus for the previous year;

     (iii) the Company (or an Affiliated Corporation) shall maintain in full force and effect, for the Executive's continued benefit, until the earlier of
(A) thirty-six (36) months after the Termination Date, or (B) the Executive's 65th birthday, all life, medical, and dental insurance programs in which the Executive was entitled to participate immediately prior to the Termination Date, so long as his continued participation is possible under the general terms and provisions of such programs; provided, that in the event the Executive's
                             --------
participation in any such program is barred, the Company (or an Affiliated Corporation) shall arrange to provide the Executive with benefits substantially similar to those which he was entitled to receive under such programs; and

     (iv) within ninety (90) days after the Termination Date, the Company or an Affiliated Corporation shall (A) pay to the Executive an additional amount sufficient to (x) defray all of the Executive's current or prospective liability to any taxing authority for excise taxes, penalties, or any other taxes assessed in excess of those normally imposed on salaries, incurred by reason of the payments made to Executive under this Agreement, and (y) defray the Executive's increased income tax liability by reason of the payment under clause (A)(x) and (A)(y) of this paragraph
(2)(f)(iv), and (B) cause the Company's independent auditors to determine, within such ninety (90) days, the amount to be paid to the Executive pursuant to clauses (A)(x) and (A)(y) above, and provide a copy to the Executive of the detailed determination of the Company's independent auditors.

     (g) Mitigation of Damages.  Executive shall not be required to mitigate the
         ---------------------
amount of any payment provided for in paragraphs 2(e) and 2(f) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in paragraphs 2(e) and 2(f) be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the Termination Date or otherwise.

     3.  Confidential Information.  Executive acknowledges that the information,
         ------------------------
observations and data obtained by him during the course of his performance under this Agreement concerning the business or affairs of Company and its Affiliates are the property of Company. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data without the Board's prior written consent, unless but only to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Notwithstanding the foregoing, in the event that Executive is required to disclose any such information pursuant to any court or other governmental proceedings, Executive may disclose such information after giving Company not less than 48 hours prior written notice of such disclosure in order to permit Company to seek an appropriate protective order. Executive agrees to deliver to Company at the termination of his employment, or at any other time Company may request, all memoranda, notes, plans, records, reports and other documents (and all copies thereof) relating to the business of Company and its Affiliates which he may then possess or have under his control.

     4.  Inventions and Patents.  Executive agrees that all inventions,
         ----------------------
innovations or improvements in Company's or any other of its Affiliates' method of conducting their business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment belong to the Company. Executive will promptly disclose such inventions, innovations or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

     5.  Other Businesses.  During the Employment Period.  Executive agrees that
         ----------------
he will not, except with the express written consent of the Board, become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company and its Affiliates. Nothing in this paragraph 5 shall prohibit Executive from engaging in personal investment activities which do not interfere with Executive's performance of his duties hereunder.

     6.  Definitions.  As used in this Agreement, the following terms shall have
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the following meanings.

     "Affiliate" has the meaning given such term in Rule 12b-2 promulgated under
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the Exchange Act.

     "Affiliated Corporation" means any corporation that is a member of the
      ----------------------
Company's "affiliated group" (as such term is defined under Section 1504 of the Code).

     "Annual Incentive Plan" means the Annual Incentive Plan of the Company, as
      ---------------------
adopted by the Board, and as amended and in effect from time to time.

     "Cause" shall mean (i) the commission of an act by Executive involving
      -----
fraud, embezzlement, or a felony, (ii) the commission of any act by Executive constituting financial dishonesty resulting in damage to the Company or its Subsidiaries, (iii) the refusal or failure by Executive to follow the lawful, good faith directives of the Board after written notice from the Board, (iv) gross dereliction of duty to Company or its Subsidiaries after written notice from the Board, (v) an act involving moral turpitude which (A) brings Company or any of its Subsidiaries into public disrepute or disgrace, or (B) causes material harm to the customer relations, franchisor relations, operations or business prospects of Company or any of its Subsidiaries, or (vi) the material breach by Executive of the provisions of paragraphs 3, 4, or 5 hereof. Notwithstanding the foregoing, with respect to termination for Cause arising out of conduct described in clauses (ii), (iii), (iv), (v), or (vi) above, the Executive may not be terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board, at a meeting of such Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel or other advisors, to be heard at such meeting), finding that in the good faith opinion of the Board, the Executive had engaged in conduct described above in clauses (ii),
(iii), (iv), (v), or (vi) above and specifying the particulars thereof in detail. Such a finding by the Board is a prerequisite to a termination for Cause pursuant to clauses (ii), (iii), (iv), (v), or (vi) above; provided,
                                                                 --------
however, that such a finding may be challenged, by appropriate arbitral process,
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on the merits (i.e., that Cause did not exist) or on the basis that the Board's finding was not made in good faith (provided that proof that Cause for termination existed shall be a complete defense to any showing that the Board's finding was not made in good faith).

     "Change of Control" means with respect to the Company and its Subsidiaries,
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(a) the consummation of a sale, transfer, or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis) after the date of this Agreement, (b) any transfer of voting power with respect to the Company's capital stock after the date of this Agreement (whether effected by agreement among stockholders, irrevocable proxy, voting trust, issuance or transfer of capital stock, merger, consolidation, or other reorganization or means, including a reorganization under bankruptcy or insolvency laws) if as a result of such transfer a Person (including a "group", as such term is defined under Section 13(d)(3) of the Exchange Act) becomes the beneficial owner of shares of the Company having 50% or more of the total number of votes that may be cast for the election of directors of the Company, (c) a change in the composition of the Board arising as the result of, or in connection with, any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions

(a "Transaction"), such that the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board or the board of directors of any successor to the Company, or (d) the adoption by the Company of a plan of liquidation or dissolution (other than pursuant to a bankruptcy or insolvency) after the date of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "Cost of Living Amount" means an amount calculated by multiplying the Base
      ---------------------
Salary then in effect by a fraction, (a) the numerator of which shall be the amount (not less than zero) by which the latest Cost of Living Index available as of the time of determination exceeds the Cost of Living Index for the same period during the immediately preceding year, and (b) the denominator of which shall be the latest Cost of Living Index for the same period during the immediately preceding year.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.
      ------------

     "Good Reason" means, unless the Executive shall have consented in writing
      -----------
thereto, any of the following:

     (a) a material reduction in the Executive's title, duties, responsibilities, or status, as compared to such title, duties, responsibilities, or status immediately prior to the Change of Control or as the same may be increased after the Change of Control;

     (b) the assignment to the Executive of a material amount of different or additional duties that are significantly inconsistent with the Executive's office on the date of the Change of Control or as the same may be increased after the Change of Control;

     (c) a requirement that the Executive relocate anywhere not acceptable to him or the imposition on the Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the Change of Control;

     (d) the relocation after a Change of Control, without Executive's consent (which consent may be withheld for any reason) of all or substantially all of the executive level employees (or their successors-in-office) who were employed at the Company's principal executive offices at the time of the occurrence of the Change of Control to a location outside the greater metropolitan area where the Company's principal executive offices are located at such time;

     (e) the failure by the Company or its successor to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan, or disability plan (or plans providing the Executive with substantially similar benefits), in which the Executive is participating at the time of a Change of Control, the taking of any action by the Company or its successor (including an amendment or modification to any such plan) that would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change of Control;

     (f) the adoption or pursuit by the Company or its successor of one or more policies or practices which, in the sole opinion of the Executive, differ materially and adversely from the ethics, traditions, policies, or practices of the Company, as in effect immediately prior to the Change of Control; or

     (g) any material breach of this Agreement on the part of the Company or its successor.

     "Person" means an individual, a partnership, a joint venture, a
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corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated association, or a government or any department or agency or political subdivision thereof.

     "Retirement" means termination of Executive's employment in accordance with
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the Company's normal retirement policy generally applicable to its salaried employees (or, at Executive's election, at any time after attaining age 60 or at any earlier time upon the occurrence of any event entitling Executive to receive disability benefits under any long-term disability policy maintained by the Company that covers the Executive) or in accordance with any other retirement arrangement established with the Executive's consent with respect to the Executive.

     "Subsidiary" means a corporation, association, or other business entity of
      ----------
which the Company holds, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether any other class or classes of capital stock of such corporation may have voting power by reason or the happening of any contingencies).

     "Termination Date" means (i) if Executive's employment is terminated as a
      ----------------
result of Executive's death, the last day of the month next succeeding the month during which Executive's death occurred, and (ii) if Executive's employment is terminated for any other reason, the date upon which such termination is effective.

     7.  Notices.  All notices, demands or other communications to be given or
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delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier to the recipient. Such notices, demands, and other communications will be sent to the addresses indicated below:

     To Company:

     Louis Janicich
     Senior Vice President-Human Resources
     3220 East 26th Street
     Vernon, CA 90023

     To Executive:

     Bart S. Brodkin
     3220 East 26th Street
     Vernon, CA  90023

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

     8.  Survival.  Paragraphs 3, 4, and 5 shall survive and continue in full
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force in accordance with their terms notwithstanding any termination of the
Employment Period.

     9.  Remedy for Breach.  In the event of a breach by Executive of any of the
         -----------------
provisions of paragraphs 3, 4, or 5, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

     10.  Choice of Law.  All questions concerning the construction, validity
          -------------
and interpretation of the employment provisions of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

     11.  Arbitration; Submission to Jurisdiction.  Each of the parties hereto
          ---------------------------------------
agrees that any dispute relating to the interpretation, performance or breach of this Agreement shall be determined by arbitration, such arbitration to be conducted in the City of New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and the Supplementary Procedures for International Commercial Arbitration, except as provided herein. Any party hereto seeking arbitration shall serve on the other party hereto (i) a demand for arbitration and (ii) the name of an arbitrator selected by the demanding party; the other party shall serve on the demanding party (i) its answer to the demand and (ii) the name of an arbitrator selected by such party; and the two arbitrators so selected shall themselves select a third arbitrator who may be, but need not be, from a panel proposed by the AAA (the three arbitrators so chosen shall hereafter be referred to as the "Arbitrators"). The Arbitrators shall award to the prevailing party the costs of the arbitration, including fees of the AAA, the Arbitrators, and legal counsel of the prevailing party. Judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. Each of the parties hereto agrees that this paragraph 11 is a specific and material aspect of this Agreement and acknowledges that each of Executive and the Company would not enter into this Agreement if this paragraph 11 were not part of this Agreement.

     12.  Arbitration Expenses.  The Company shall pay reasonable attorneys'
          --------------------
fees and expenses of Executive in connection with any arbitration arising under, pursuant to, or in connection with the terms of this Agreement.

     13.  Amendments and Waivers.  Any provision of this Agreement may be
          ----------------------
amended and waived only with the prior written consent of the Company and Executive.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                    SEVEN-UP/RC BOTTLING COMPANY
                    OF SOUTHERN CALIFORNIA, INC.

                    By:         /s/ Lou Janicich
                        ---------------------------------------------------
                    Its: Senior Vice President



                                   /s/ Bart S. Brodkin
                    -------------------------------------------------------
                                   BART S. BRODKIN

                               FIRST AMENDMENT
                                      TO
                             MANAGEMENT AGREEMENT


      First Amendment, dated as of February 28, 1997 (the "First Amendment"), to the Second Amended and Restated Management Agreement, dated as of January 22, 1997 (the "Second Amended and Restated Agreement"), by and between Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company"), and Bart S. Brodkin (the "Executive").

      WHEREAS, Dr Pepper Bottling Company of Texas, a Texas corporation ("Parent"), and DPB Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Subsidiary"), and the Company propose to enter into an Agreement and Plan of Merger, to be dated as of February 28, 1997 (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which Parent will acquire the Company pursuant to a tender offer (the "Tender Offer") followed by a merger of Subsidiary with and into the Company, resulting in the Company becoming a wholly-owned subsidiary of Parent;

      WHEREAS, Parent and Subsidiary will not enter into the Merger Agreement unless the Company and the Executive enter into this First Amendment; and

      WHEREAS, the Executive and the Company wish to induce Parent and Subsidiary to enter into the Merger Agreement and, accordingly, desire to amend the Second Amended and Restated Agreement as provided herein;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Amendment of Section 2(a)(i). Section 2(a)(i) of the Second Amended and Restated Agreement is hereby amended by deleting the last sentence in that section in its entirety and replacing such sentence with the following sentence:


      Executive shall also be entitled to receive (y) an allowance equal in amount to $2,000 per month for automobile and club expenses and (z) such other benefits, payments, allowances as the Board (or an appropriate committee of the Board) may from time to time make available to Executive.

      2. Amendment of Section 2(b)(i). Section 2(b)(i) of the Second Amended and Restated Agreement is hereby amended by deleting the last sentence of the section in its entirety and replacing such sentence with the following sentence:

      Executive will devote his best efforts and all of his business time to the business of the Company and its Affiliates (except for reasonable periods of illness or other incapacity).

      3. Amendment of Section 2(b)(ii). Section 2(b)(ii) of the Second Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following new Section 2(b)(ii):

          (ii) The Executive's principal office and place of employment shall be at a location not greater than 50 miles from its location as of the consummation of the Tender Offer.

      4.  Amendment of Section 2(d). Section 2(d) of the
Second Amended and Restated Agreement is hereby deleted in its entirety and is replaced with the following new Section 2(d):

      (d) Termination. The Employment Period will be from the date hereof until December 31, 1999; provided, however, that the Employment Period will automatically renew on the last day of the Employment Period for a period of one year unless the Company or the Executive notify the other in writing at least 90 days prior to the expiration of the Employment Period of the Company's or Executive's intention not to renew the Employment Period and thereby terminate this Agreement. In addition, this Agreement will terminate upon the (i) the Executive's death or Disability (as defined below), (ii) the date on which the Executive is terminated for Cause (as defined below) or (iii) the Executive's normal retirement at age 65 or older, whichever occurs first.

      5. Amendment of Section 2(e)(i)(B). Section 2(e)(i)(B) of the Second Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following new Section 2(e)(i)(B):

      (B), until the earlier of the expiration of the Remaining Term or the Executive's 65th birthday, the Executive shall continue to be eligible to participate in all life, medical and dental insurance plans on the same basis as senior management employees of the Company who are eligible to participate from time to time (it being agreed that in the event Executive shall elect to so participate in any such plan pursuant to this clause (B), the Company will provide benefits at its expense under such plan to the Executive to the same extent that it provides benefits at its expense under such plan to senior management employees).

      6. Amendment to Section 2(e)(i). Section 2(e)(i) of the Second Amended and Restated Agreement is hereby amended by adding the following sentence to the end of Section 2(e)(i):

      Notwithstanding an election by Executive to receive the amounts payable pursuant to this Section 2(e)(i) in respect of Base Salary in a lump sum payment, the Company's obligation to make such lump sum payment shall be suspended to the extent, and for only so long as, such payment is prohibited by, or otherwise would constitute or could reasonably be expected to result in a default or an event of default under, any of the debt financing agreements to which Parent or any of its subsidiaries may be a party from time to time.

      7. Amendment of Section 2(e)(ii). Section 2(e)(ii) of the Second Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following text:

          (ii) If Executive's employment is terminated by reason of his death, the Company will pay to Executive's estate or representative a severance payment in the amount of one year's Base Salary as in effect at such time. In such event, the Company shall have no further obligations to Executive under this Agreement.

      8. Amendment of Section 2(f). Section 2(f) of the Second Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following text:

          (f)  Reserved.

      9.  Amendments to Section 6.

      a.  Amendment of Definition of "Cause". The definition of "Cause" under
   Section 6 ("Definitions") of the Second Amended and Restated Agreement is hereby amended by deleting the phrase "clauses (ii), (iii), (iv), (v) or (vi) above" in each place where it occurs and replacing it with the phrase "clauses (v) or (vi)."

      b. Amendment of Definition of "Good Reason". The definition of "Good Reason" under Section 6 ("Definitions") of the Second Amended and Restated Agreement is hereby amended as follows:

         (i) Subparagraph (c) is deleted and restated in its entirety to read as follows:

            (c) a requirement that the Executive relocate to a location more than 50 miles away from the present location of the Company's principal executive offices as of the consummation of the Change of Control or the imposition on the Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the consummation of the Change of Control;

         (ii) Subparagraph (d) is deleted in its entirety and is restated to read as follows:

            (d)  reserved;

         (iii) Subparagraph (e) is deleted and restated in its entirety to read as follows:

            (e) a substantial reduction in the level of retirement, life, health, accident or disability benefits provided under Company Plans in the aggregate from the level of such benefits that existed prior to the consummation of the Change of Control;

         (iv) Subparagraph (f) is deleted in its entirety and is restated to read as follows:

            (f)  reserved.

      c. Inclusion of Definition of "Disability". The following definition for "Disability" is added to

   Section 6 ("Definitions") of the Second Amended and Restated Agreement to read as follows:

         "Disability" shall have the same meaning as the term "Total Disability" has under the Company's Employee Long-Term Disability Coverage program.

      10. Effectiveness. This First Amendment shall become effective immediately prior to the purchase of shares of common stock in the Tender Offer by Subsidiary and shall be of no further force or effect if the Merger Agreement is terminated.

      11. Continuing Effect. Except as expressly amended hereby, the Second Amended and Restated Agreement, and all rights and obligations of the Executive and the Company thereunder, shall remain in full force and effect. This First Amendment shall not, except as expressly provided herein, be deemed to be a consent to any waiver or modification of any terms or provisions of the Second Amended and Restated Agreement.

      12. Governing Law. This First Amendment shall be governed by the construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

      13. Counterparts. This First Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      14. Amendment, Supplement and Waiver. This First Amendment may not be amended or supplemented, nor may any rights or obligations hereunder be waived, except in writing and then only with the prior written consent of Parent, who shall be a third party beneficiary of this First Amendment.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this First Amendment as of the date first above written.

                                        EXECUTIVE:

                                        /s/ BART S. BRODKIN
                                        -------------------------
                                        Bart S. Brodkin


                                        COMPANY:

                                        SEVEN-UP/RC BOTTLING CO. OF
                                        SOUTHERN CALIFORNIA, INC.


                                        By:  /s/ BARTON S. BRODKIN
                                           ---------------------------------
                                        Name:    Barton S. Brodkin
                                             -------------------------------
                                        Title:   Chairman, President and CEO
                                              ------------------------------


Joined in as of the 28th day
of February, 1997, for the purposes
set forth in Section 14 above:

DR PEPPER BOTTLING OF TEXAS


By:  /s/ JIM L. TURNER
  ---------------------------
Name:  Jim L. Turner
  ---------------------------
Title:  President
  ---------------------------


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